Exhibit 5.1

June 17, 2010

GMX RESOURCES INC.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Re:	Registration Statement on Form S-8 Relating to 1,000,000 Additional Shares of Common Stock Subject to the Amended and Restated 2008 Long-Term Incentive Plan of GMX RESOURCES INC.

Ladies and Gentlemen:

On May 20, 2010, the shareholders of GMX RESOURCES INC. (the “Company”) approved an amendment to the Company’s 2008 Long-Term Incentive Plan to increase the number of shares subject to the plan from 750,000 to 1,750,000. The 2008 Long-Term Incentive Plan, as amended and restated, is hereinafter referenced as the “Plan.” Pursuant to the Plan, 1,000,000 additional shares of the Company’s common stock, par value $0.001 per share (the “Additional Shares”), have been reserved for issuance pursuant to the Plan.

You have requested our advice with respect to the legality of the Additional Shares issuable pursuant to the Plan.

We have examined, and are familiar with, the originals or copies, the authenticity of which has been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Additional Shares that may be issued pursuant to the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the above-referenced registration statement.

Respectfully submitted,

CROWE & DUNLEVY, A PROFESSIONAL CORPORATION

By:	/S/ JAMES W. LARIMORE
James W. Larimore

TULSA 500 KENNEDY BUILDING 321 SOUTH BOSTON AVENUE TULSA, OK 74103-3313 TEL: 918.592.9800 • FAX: 918.592.9801	OKLAHOMA CITY 20 NORTH BROADWAY, SUITE 1800 OKLAHOMA CITY, OK 73102-8273 TEL: 405.235.7700 • FAX: 405.239.6651	NORMAN THE HIPOINT OFFICE BUILDING 2500 SOUTH MCGEE, SUITE 140 NORMAN, OK 73072-6705 TEL: 405.321.7317 • FAX: 405.360.4002

www.crowedunlevy.com